Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	AirTran Airways
February 20, 2008		Tad Hutcheson
Judy Graham-Weaver
Quinnie Jenkins
678.254.7442

AIRTRAN AIRWAYS CHIEF FINANCIAL OFFICER TO LEAVE EFFECTIVE APRIL 30, 2008

ORLANDO, Fla. (February 20, 2008) – AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI), today announced that Stan Gadek, senior vice president and chief financial officer, will leave the company effective April 30, 2008, after eight years of service to the airline. AirTran Airways management and its board of directors have already started a search for his successor.

“Stan has guided the company through some key milestones from financing the new Boeing aircraft to managing unit cost reductions each year,” said Robert L. Fornaro, president and chief executive officer of AirTran Airways. “On behalf of the Crew Members of AirTran Airways, we thank Stan for his contributions to the airline and wish him the best of luck in his new endeavors.”

AirTran Airways, a Fortune 1000 company, offers more than 700 affordable, daily flights to 57 U.S. destinations. With 8,900 friendly Crew Members, including 2,200 flight attendants, and America’s youngest all-Boeing fleet, AirTran Airways provides XM Satellite Radio and Business Class seating on every flight. For more information and free online booking, visit airtran.com.

Editor’s note: Statements regarding the Company’s operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company’s ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2007. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

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